Exhibit 99.1

Multi-Color Corporation Announces

Results for First Quarter of Fiscal Year 2012

CINCINNATI, OHIO, July 28, 2011 – Multi-Color Corporation (NASDAQ: LABL) today announced first quarter increases in net revenues and diluted earnings per share.

“Net revenues reached $100 million for the first time in the first quarter. Higher gross margin and lower SG&A as a percentage of net revenues continued to drive increased earnings per share with adjusted diluted EPS up 65% over the prior year quarter,” said Nigel Vinecombe, President and CEO of Multi-Color Corporation.

First quarter highlights included:

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Net revenues increased 36% to $100.6 million from $74.1 million compared to the three months ended June 30, 2010. Net revenues increased 29% or $21.8 million in the three months ending June 30, 2011 due to acquisitions and start-ups that occurred after June 30, 2010. The remaining increase was due to a 5% favorable impact of foreign exchange rates primarily driven by the strengthening Australian dollar, a 1% increase in sales volumes and a 1% favorable pricing impact.

•

Gross profit increased $7.2 million or 48% compared to the three months ended June 30, 2010. Acquisitions and start-ups occurring after June 30, 2010 contributed 30% to the gross profit increase. The remaining 18% increase was due to higher sales volumes, favorable pricing impact, favorable foreign exchange rates and improved operating efficiencies. Gross margins increased to 22% from 20% of sales revenues compared to the three months ended June 30, 2010.

•

Selling, general and administrative (SG&A) expenses decreased 4% compared to the three months ended June 30, 2010 due primarily to reductions in headcount and other cost decreases partially offset by new acquisitions and the impact of foreign exchange rates. The amount of SG&A expenses in the three months ending June 30, 2011 attributable to acquisitions and start-ups occurring after June 30, 2010 was $1.9 million. Adjusted for special items, SG&A expenses increased by 20%, but as a percent of sales, decreased from 8.9% to 7.9% compared to the prior year quarter. Special items included in SG&A expenses in the first quarter of fiscal 2011 consisted of $1.3 million in severance and accelerated stock compensation charges and $0.5 million in acquisition related expenses.

•

Operating income increased $7.6 million compared to the three months ended June 30, 2010. Adjusted for special items, operating income increased 70% to $14.3 million from $8.4 million. Acquisitions and start-ups occurring after June 30, 2010 contributed 31% to the adjusted operating income increase. The remaining increase is due to higher sales volumes, favorable pricing impact, improved operating efficiencies, other cost decreases and the impact of favorable foreign exchange rates.

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Interest expense increased to $1.8 million compared to $1.2 million in the three months ended June 30, 2010 due primarily to the increase in debt borrowings to finance acquisitions and the impact of foreign exchange rates.

•

The effective tax rate was 29% for the first quarter of fiscal 2012 compared to 31% in the prior year quarter due primarily to income mix in domestic and foreign jurisdictions and the impact of a new tax structure related to the European operations. The Company expects its annual effective tax rate to be approximately 28% in fiscal year 2012.

•

Diluted earnings per share (EPS) increased to $0.66 cents per diluted share from $0.30 cents. Excluding the impact of the special items noted below, adjusted EPS increased 65% to $0.66 cents per diluted share from $0.40 cents. Net income attributable to Multi-Color Corporation increased to $8.9 million from $3.7 million in the prior year quarter. Adjusted for special items, net income attributable to Multi-Color Corporation increased to $9 million from $5 million in the prior year quarter.

•

On April 1, 2011, Multi-Color Corporation acquired 100% of the shares in La Cromografica S.R.L. in Italy for Euro 8.3 million including net debt assumed. The seller received 100% of the proceeds in the form of cash. On May 2, 2011, the Company acquired a 70% ownership in two label operations, one in Santiago, Chile and the other in Mendoza, Argentina for an initial investment by Multi-Color of $3.7 million.

The following table shows adjustments made to Net Income Attributable to Multi-Color Corporation and Diluted EPS between reported GAAP and Non-GAAP results for the three months ending June 30, 2011 and 2010. For a reconciliation of adjustments made to SG&A expenses and Operating Income between reported GAAP and Non-GAAP results, see the tables in Exhibit B:

	Three Months Ended
	6/30/11 (in 000’s)	EPS	6/30/10 (in 000’s)	EPS
Net Income Attributable to Multi-Color Corporation and EPS, as reported	$8,889	$0.66	$3,745	$0.30
Severance and Accelerated Stock Compensation Expense, Net of Tax	—	—	874	0.07
Acquisition Expense, Net of Tax	71	—	368	0.03

Adjusted Net Income Attributable to Multi-Color Corporation and EPS, (Non-GAAP)	$8,960	$0.66	$4,987	$0.40

Nigel Vinecombe said, “Our higher earnings and moderate debt levels enable us to continue to evaluate acquisition opportunities in our highly fragmented core label markets.”

Fiscal Year 2012 First Quarter Earnings Conference Call and Webcast

The Company will hold a conference call on July 28, 2011 at 11:00 a.m. (ET) to discuss the news release. For domestic access to the conference call, please dial 1-888-680-0893 (participant code 52897190) or for international access, please dial 1-617-213-4859 (participant code 52897190) by 10:45 a.m. (ET). A replay of the conference call will be available at 2:00 p.m. (ET) on July 28, 2011 through 11:59 p.m. (ET) on August 4, 2011 by calling 1-888-286-8010 (participant code 63333662) or for international access, please call 1-617-801-6888 (participant code 63333662). In addition, the call will be broadcast over the Internet and can be accessed from a link on the Company’s home page at www.mcclabel.com. Listeners should go to the website prior to the call to register and to download any necessary audio software.

Participants may pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=PVB6TFC94 (Due to its length, this URL may need to be copied/pasted into your Internet browser’s address field. Remove the extra space if one exists). Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operation upon connection.

Safe Harbor Statement

The Company believes certain statements contained in this report that are not historical facts constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created by that Act. Reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied. Any forward-looking statement speaks only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which they are made.

Statements concerning expected financial performance, on-going business strategies, and possible future actions which the Company intends to pursue in order to achieve strategic objectives constitute forward-looking information. Implementation of these strategies and the achievement of such financial performance are each subject to numerous conditions, uncertainties and risk factors. Factors which could cause actual performance by the Company to differ materially from these forward-looking statements include, without limitation, factors discussed in conjunction with a forward-looking statement; changes in general economic and business conditions; the ability to consummate and successfully integrate acquisitions; ability to manage foreign operations; currency exchange rate fluctuations; the success and financial condition of the Company’s significant customers; competition; acceptance of new product offerings; changes in business strategy or plans; quality of management; the Company’s ability to maintain an effective system of internal control; availability, terms and development of capital and credit; cost and price changes; raw material cost pressures; availability of raw materials; ability to pass raw material cost increases to its customers; business abilities and judgment of personnel; changes in, or the failure to comply with, government regulations, legal proceedings and developments; risk associated with significant leverage; increases in general interest rate levels affecting the Company’s interest costs; ability to manage global political uncertainty; and terrorism and political unrest. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Multi-Color (http://www.mcclabel.com)

Cincinnati, Ohio, U.S.A. based Multi-Color Corporation (MCC), established in 1916, is a leader in global label solutions supporting a number of the world’s most prominent brands including leading producers of home and personal care, wine and spirit, food and beverage and specialty consumer products. MCC serves international brand owners in North, Central and South America, Europe, Australia, New Zealand, South Africa and China with a comprehensive range of the latest label technologies in Pressure Sensitive, Cut and Stack, In-Mold, Shrink Sleeve and Heat Transfer. MCC employs approximately 1,500 associates across 18 operations globally and is a public company trading on the NASDAQ Global Select Market Exchange (company symbol: LABL).

For additional information on Multi-Color, please visit http://www.mcclabel.com.

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Exhibit A

Multi-Color Corporation

Condensed Consolidated Statements of Income

(in 000’s except per share data) Unaudited

	Three Months Ended
	June 30, 2011	June 30, 2010

Net Revenues	$100,635	$74,146
Cost of Revenues	78,440	59,158

Gross Profit	22,195	14,988
Gross Margin	22%	20%
Selling, General & Administrative Expense	8,019	8,380

Operating Income	14,176	6,608

Interest Expense	1,764	1,208
Other (Income) Expense, Net	(50)	(44)

Income before Taxes	12,462	5,444
Income Tax Expense	3,591	1,699

Net Income	8,871	3,745
Loss Attributable to Non-controlling Interests	18	—

Net Income Attributable to Multi-Color Corporation	$8,889	$3,745

Basic Earnings Per Share	$0.67	$0.31
Diluted Earnings Per Share	$0.66	$0.30

Basic Shares Outstanding	13,297	12,243
Diluted Shares Outstanding	13,515	12,332

Selected Balance Sheet Information

(in 000’s) Unaudited

	June 30, 2011	March 31, 2011
Current Assets	$124,600	$102,628
Total Assets	$452,339	$411,829
Current Liabilities	$85,586	$72,271
Total Liabilities	$244,681	$220,003
Stockholders’ Equity	$207,658	$191,826
Total Debt	$140,995	$127,331

Certain prior year amounts have been reclassified to conform to current year reporting.

Exhibit B

Non-GAAP Measurements: The Company reports its financial results in accordance with generally accepted accounting principles in the U.S. (GAAP). In order to provide investors with additional information and meaningful year-over-year comparisons of the Company’s financial results, the Company reports certain Non-GAAP financial measurements as defined by the Securities and Exchange Commission.

The following tables show adjustments made to Operating Income and SG&A expenses between reported GAAP and Non-GAAP results for the three months ended June 30, 2011 and 2010:

	Three Months Ended
	6/30/11 (in 000’s)	6/30/10 (in 000’s)
Operating Income, as reported	$14,176	$6,608
Severance and Accelerated Stock Compensation Expense	—	1,271
Acquisition Expense	100	535

Adjusted Operating Income, (Non-GAAP)	$14,276	$8,414

Adjusted Operating Income, (Non-GAAP) as a % of Revenues	14.2%	11.3%

	Three Months Ended
	6/30/11 (in 000’s)	6/30/10 (in 000’s)
SG&A Expenses, as reported	$8,019	$8,380
Severance and Accelerated Stock Compensation Expense	—	1,271
Acquisition Expense	100	535

Adjusted SG&A Expenses, (Non-GAAP)	$7,919	$6,574

Adjusted SG&A Expenses, (Non-GAAP) as a % of Revenues	7.9%	8.9%

For more information, please contact: Sharon E. Birkett

Vice president and Chief Financial Officer

Multi-Color Corporation, (513) 345-5311